Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of Siebert Financial Corp. of our report dated March 29, 2023, relating to the consolidated financial statements, which appears on pages 37 and 38 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference of us under the heading “Experts” in this Registration Statement.

/s/ BAKER TILLY US, LLP

New York, New York
January 18, 2024

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